Exhibit 99.2

FOR IMMEDIATE RELEASE

NewStar Announces Proposed $300 Million

Offering of Senior Notes

BOSTON, MA, April 14, 2015 — NewStar Financial, Inc. (Nasdaq: NEWS) (“NewStar” or the “Company”) announced today the offering of $300 million aggregate principal amount of its senior notes due 2020 (the “Notes”).

NewStar intends to use the proceeds of this offering, after the payment of fees and expenses, to repay in full its corporate credit facility agented by Fortress Credit Corp. and use the remainder, if any, for general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the Notes.

The Notes subject to the offering have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions in reliance on Regulation S. Unless so registered, the Notes may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Forward-Looking Statements:

This press release contains forward-looking statements regarding NewStar’s ability to complete this private placement and its application of net proceeds. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those results indicated in the forward-looking statements include uncertainties relating to market conditions for corporate debt securities generally and for the securities of companies in our industry and for NewStar in particular.

Additional information about these and other risk factors can be found in NewStar’s filings with the Securities and Exchange Commission, including Item 1A (“Risk Factors”) of our 2014 Annual Report on Form 10-K , as amended.

Corporate Inquiries:

NewStar Financial

Robert K. Brown

(617) 848-2558